EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Kent A. McKee
Memphis, TN—September 24, 2012	(901) 753 3208

Mueller Industries, Inc. Announces Agreement to

Repurchase 27.2% of Its Outstanding Shares

Mueller Industries, Inc. (NYSE: MLI) announced today that it has entered into an agreement to repurchase 10,422,859 shares of Mueller common stock owned by Leucadia National Corporation (and its subsidiaries) (NYSE: LUK) at a negotiated price per share of $41.00, for an aggregate purchase price of $427,337,219. The shares to be purchased in the repurchase transaction equate to approximately 27.2% of Mueller’s common shares currently outstanding and constitute Leucadia’s entire ownership stake in Mueller. Ian M. Cumming and Joseph S. Steinberg, Leucadia’s designees to the Company’s Board of Directors, will resign from the Board upon the closing of the repurchase, which is expected to occur on or before September 26, 2012, subject to customary closing conditions. The repurchase was approved by the Board following the recommendation of the directors not affiliated with Leucadia and will be funded using a combination of the Company’s available cash on hand and borrowings under the Company’s existing line of credit.

Gregory L. Christopher, Mueller’s CEO said, “We are pleased to announce this repurchase transaction. We believe that a repurchase transaction of this magnitude represents a highly attractive opportunity to achieve immediate and significant accretion to our earnings, while still maintaining prudent levels of leverage and liquidity.”

For the second quarter of 2012, the Company previously reported income of 47 cents per diluted share which compares with pro forma basis income of 59 cents per diluted share. The appended unaudited condensed balance sheet and income statement illustrate the impact of the transaction on a pro forma basis.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller’s business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words “pro forma,” “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
PRO FORMA CONDENSED BALANCE SHEET
AS OF JUNE 30, 2012
(in thousands)

The following table illustrates the effects of the stock repurchase transaction (10,422,859 shares at $41.00 per share) on the reported balance sheet as if it had occurred on June 30, 2012. Cash and cash equivalents, long-term debt, and stockholders' equity including the effects of the stock repurchase transaction are measurements not derived in accordance with generally accepted accounting principles. Including the effects of the stock repurchase transaction is useful as it measures the effects of increased borrowings and decreased available cash on hand on the financial position of the Company. The reconciliation of the balance sheet information including the effects of the stock repurchase transaction to the balance sheet as reported for June 30, 2012 is as follows:

	As of June 30, 2012
		Effect of
	As	Stock
	Reported	Repurchase		Pro forma
	(Unaudited)
ASSETS
Cash and cash equivalents	$373,680	$(227,337	)(a)	$146,343
Other current assets	570,370	—		570,370

Total current assets	944,050	(227,337)		716,713

Other assets	328,390	—		328,390

	$1,272,440	$(227,337)		$1,045,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	240,386	—		240,386

Long-term debt	7,800	200,000	(b)	207,800
Other noncurrent liabilities	89,807	—		89,807

Total liabilities	337,993	200,000		537,993

Total Mueller Industries, Inc. stockholders' equity	904,343	(427,337	)(c)	477,006
Noncontrolling interest	30,104	—		30,104

Total equity	934,447	(427,337)		507,110

	$1,272,440	$(227,337)		$1,045,103

(a)	Represents the amount of the purchase price for the stock repurchase transaction that will be funded with available cash on hand.

(b)	Represents the amount of the purchase price for the stock repurchase transaction that will initially be funded with borrowings under the Company's existing line of credit.

(c)	Represents the total purchase price for the stock repurchase transaction.

MUELLER INDUSTRIES, INC.
PRO FORMA CONDENSED STATEMENTS OF INCOME
QUARTER ENDED JUNE 30, 2012
(In thousands, except per share data)

The following table illustrates the effects of the stock repurchase transaction (10,422,859 shares at $41.00 per share) on reported earnings as if it had occurred on the first day of the second quarter of 2012. Earnings including the effects of the stock repurchase transaction is a measurement not derived in accordance with generally accepted accounting principles. Including the effects of the stock repurchase transaction is useful as it measures the effects of increased borrowings and decreased available cash on hand to the operating results, and measures the impact of the decreased share count in the weighted average shares computation. These adjustments are helpful in illustrating the impact of these transactions on the reported earnings and diluted earnings per share. The reconciliation of earnings including the effects of the stock repurchase transaction to net income as reported is as follows:

	For the Quarter Ended June 30, 2012

		Effect of
	As	Stock
	Reported	Repurchase		Pro forma
	(Unaudited)

Operating income	$29,842	$-		$29,842

Interest expense	(2,721)	(1,875	)(d)	(4,596)
Other income, net	490	(121	)(e)	369

Income before income taxes	27,611	(1,996)		25,615
Income tax expense	(9,071)	699		(8,372)

Consolidated net income	18,540	(1,297)		17,243

Net income attributable to noncontrolling interest	(623)	-		(623)

Net income attributable to Mueller Industries, Inc.	$17,917	$(1,297)		$16,620

Weighted average shares for basic earnings per share	38,029	(10,423)		27,606
Effect of dilutive stock-based awards	436	-		436

Adjusted weighted average shares for diluted earnings per share	38,465	(10,423)		28,042

Diluted earnings per share	$0.47	$0.12		$0.59

(d)	Represents the estimated increase in interest expense for the quarter, assuming an all-in borrowing rate of 3.75% applied to the amount borrowed to fund the stock repurchase transaction.

(e)	Represents the estimated decrease in interest income for the quarter, assuming a weighted average return of 0.21% on the amount of the cash portion of the repurchase transaction.